UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KINTERA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KINTERA, INC.

9605 Scranton Road, Suite 200

San Diego, CA 92121

(858) 795-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 19, 2007

TO THE STOCKHOLDERS OF KINTERA, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kintera, Inc., a Delaware corporation (the “Company”), will be held on Thursday, July 19, 2007 at 9:00 a.m. Pacific Time at the offices of Morrison & Foerster LLP at 12531 High Bluff Drive, Suite 100, San Diego, California 92130, for the following purposes:

1.        To elect three (3) Class I directors to hold office for a three-year term to expire at the 2010 Annual Meeting of the Stockholders or until their successors are elected and duly qualified.

2.        To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.         To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on June 14, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 9605 Scranton Road, Suite 200, San Diego, California 92121.

By Order of the Board of Directors

Alexander A. Fitzpatrick

Senior Vice President,

General Counsel and Secretary

San Diego, California

June 18, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 19, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors (the “Board of Directors”) of Kintera, Inc., a Delaware corporation (“we”, “us”, the “Company” or “Kintera”), for use at the Annual Meeting of Stockholders to be held on July 19, 2007, at 9:00 a.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Morrison & Foerster LLP at 12531 High Bluff Drive, Suite 100, San Diego, California 92130. The Company intends to mail this proxy statement and accompanying proxy card on or about June 19, 2007 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of shares of our common stock at the close of business on June 14, 2007 (the official record date) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on June 14, 2007, the Company had outstanding and entitled to vote 40,163,840 shares of common stock held by 216 stockholders of record.

Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the board of directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum. The effects of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner with respect to a non-routine matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Accordingly, at the Annual Meeting, brokers who have not received instructions regarding shares held in street name will have authority to vote on Proposal No. 1 and Proposal No. 2.

Voting and Revocability of Proxies

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the chief financial officer of the Company at the Company’s principal executive offices located at 9605 Scranton Road, Suite 200, San Diego, CA 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, is February 20, 2008. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of four Class I directors (Alfred R. Berkeley III, Dennis N. Berman, Philip Heasley and Mitchell Tuchman), two Class II directors (Robert Korzeniewski and Deborah D. Rieman, Ph.D.) and three Class III directors (Hector Garcia-Molina, Ph.D., Harry E. Gruber, M.D. and Richard LaBarbera), who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, or until their respective successors are duly elected and qualified. There are currently no family relationships among any of our directors and executive officers. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal.

The terms of the current Class I directors will expire on the date of the upcoming Annual Meeting. Mr. Berman was not nominated for re-election to the board and will not be standing for election at the upcoming Annual Meeting. The board of directors has nominated three persons to be elected to serve as Class I directors at the meeting: Alfred R. Berkeley III, Philip Heasley and Mitchell Tuchman. The board has approved an amendment to our bylaws to reduce the number of authorized directors to eight effective upon the Annual Meeting to eliminate the vacancy created by the expiration of Mr. Berman’s term as a director. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2010, or until their successors are duly elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the board of directors may designate.

Vote Required and Board of Directors’ Recommendation

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees for Class I directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present the three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions will have no effect on the vote. Broker non-votes are not expected to result from the vote on this proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information Regarding Directors

The name, age (as of June 4, 2007) and position of each of our directors and executive officers is listed below, together with a brief account of their business experience.

Name	Age	Position(s)	Director Since

Class I directors:
Alfred R. Berkeley III (1)(3)(4)	62	Chairman of the Board of Directors	2003
Dennis N. Berman (5)	56	Director	2000
Philip Heasley (1)	57	Director	2003
Mitchell Tuchman (8)	50	Director	2007

Class II directors:
Robert J. Korzeniewski, C.P.A. (1)(2)	50	Director	2003
Deborah D. Rieman, Ph.D. (2)(3)	57	Director	2003

Class III directors:
Hector Garcia-Molina, Ph.D. (2)(3)	53	Director	2003
Harry E. Gruber, M.D. (6)	55	Director	2000
Richard LaBarbera (7)	59	President, Chief Executive Officer and Director	2007
Executive Officers:
Richard Davidson	44	Chief Financial Officer
Scott Crowder	44	Chief Technology Officer
Alexander A. Fitzpatrick	40	Senior Vice President, General Counsel and Secretary

(1)	Member of audit committee.

(2)	Member of compensation committee.

(3)	Member of nominating committee.

(4)	Alfred R. Berkeley was appointed chairman of the board of directors on February 8, 2007.

(5)	On March 15, 2007 Mr. Berman ceased to serve as our executive vice president, corporate development. On February 8, 2007, Mr. Berman’s position as vice chairman of the board of directors was eliminated. Mr. Berman continues to serve on our board of directors. He has not been nominated for re-election to the board of directors and his term will expire at the Annual Meeting.

(6)	As of February 8, 2007, Dr. Gruber resigned as our president and Mr. Berkeley replaced Dr. Gruber as chairman of the board of directors. As of February 28, 2007 Dr. Gruber resigned as our chief executive officer. Dr. Gruber continues to serve on our board of directors. Former director Allen B. Gruber resigned as a member of the board of directors and as an executive officer as of February 8, 2007. Mr. A. Gruber and Dr. H. Gruber are brothers.

(7)	On February 8, 2007 Richard LaBarbera, our then chief operating officer, was appointed to the office of president. On February 28, 2007 Mr. LaBarbera was appointed to the office of chief executive officer and elected by the board of directors as a Class III director.

(8)	On May 18, 2007 Mitchell Tuchman was elected by the board of directors as a Class I director.

Class I Directors (nominated for re-election at this Annual Meeting):

Alfred R. Berkeley III, 62, joined Kintera as a director in September 2003 and became chairman of our board of directors on February 2007. Mr. Berkeley currently serves as chairman and chief executive officer of Pipeline Trading Systems LCC. Mr. Berkeley also serves as a director of Webex, Inc and Princeton Capital Management, Inc. Mr. Berkeley was appointed vice chairman of the Nasdaq Stock Market, Inc. in July 2000 and served through July 2003. Mr. Berkeley served as president of Nasdaq from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons, Inc. Most recently, he was managing director and Senior Banker in the corporate finance department where he financed computer software and electronic commerce companies. Mr. Berkeley joined Alex. Brown & Sons, Inc. as a research analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as head of information services for the firm. Mr. Berkeley served as a captain in the United States Air Force from 1968 to 1972. Mr. Berkeley holds a B.A. from the University of Virginia and received his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Berkeley has been nominated for re-election at this Annual Meeting.

Philip Heasley, 57, joined Kintera as a director in September 2003. Mr. Heasley is currently president and chief executive officer of Transaction Systems Architects, Inc., a provider of electronic and related payment services to banks, and has been since March 2005. Prior to that, beginning in 2003, he served as chairman and chief executive officer of Paypower LLC. From 2000 until 2003, Mr. Heasley served as chairman and chief executive officer of First USA Bank, the credit card subsidiary of Bank One Corp. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as vice chairman and the last two years as president and chief operating officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as president and chief operating officer of Diners Club, Inc. Mr. Heasley currently serves as a director of Fidelity National Financial, Inc., Ohio Casualty Corporation, Fair Isaac Corporation, Public Radio International and Catholic Charities of Minneapolis and St. Paul. Mr. Heasley was the past chairman of the board of directors of Visa USA, serving in that capacity for six years. Mr. Heasley holds a B.A. from Marist College and an M.B.A. from Bernard Baruch Graduate School of Business. Mr. Heasley has been nominated for re-election at this Annual Meeting.

Mitchell Tuchman, 50, joined Kintera as a director in May 2007. Mr. Tuchman has been a sub-advisor to Crestview Capital since January 2006, helping to oversee the firm’s $230 million microcap portfolio. From January 2001 to November 2005, Mr. Tuchman served as a consultant and sub-advisor to Apex Capital, LLC (“Apex”), an Orinda, California based hedge fund, where he advised on their technology micro-cap and special situations portfolio that grew from $30 million to $200 million. Together with Apex, Mr. Tuchman continues to co-manage Net Market Partners, LP, a $28 million venture capital fund. From 1997 to 2000, Mr. Tuchman served as a troubleshooter for venture funds, helping venture-backed Internet companies to optimize their business models, develop strategies, consummate key strategic partnerships and raise capital. He was instrumental in positioning both C2B Technologies for sale to Inktomi and Net Market Makers in their sale to Jupiter Communications. From 1984 to 1997, he led several Silicon Valley companies through strategic transformations as an operating executive. Mr. Tuchman began his career at Atari, Inc., serving there from 1982 to 1984. Mr. Tuchman currently serves as a board member, sits on the audit committee and chairs the compensation committee for Workstream, Inc., a publicly traded company listed on the Nasdaq Capital Market. Mr. Tuchman also serves on the boards of directors of two California based charitable organizations, Community Association for Rehabilitation and National Center for Equine Facilitated Therapy. Mr. Tuchman earned an M.B.A. from Harvard University and B.S.B.A. from Boston University, graduating with honors and distinction. Mr. Tuchman has been nominated for re-election at this Annual Meeting.

Class II Directors (term expires 2008):

Robert J. Korzeniewski, C.P.A., 50, joined Kintera as a director in September 2003. Mr. Korzeniewski currently serves as executive vice president, corporate and business development of VeriSign, Inc., a position he has held since June 2000. From 1996 until 2000, Mr. Korzeniewski served as Chief Financial Officer of Network Solutions, Inc. Prior to joining Network Solutions, Mr. Korzeniewski held various senior financial positions at

SAIC from 1987 until 1996. Mr. Korzeniewski also serves as a director of Talk America Holdings Inc., as well as a number of privately held companies. Mr. Korzeniewski holds a B.S. from Salem State College.

Deborah D. Rieman, Ph.D., 57, joined Kintera as a director in September 2003. Dr. Rieman currently manages a private investment fund. From July 1995 to December 1999, Dr. Rieman was the president and chief executive officer of CheckPoint Software Technologies, Inc., an Internet security software company. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems Inc., a computer software company, Sun Microsystems Inc., a computer networking company, and Xerox Corporation, a diversified electronics manufacturer. Dr. Rieman also serves as a director of Corning Inc., Keynote Systems, Inc. and Tumbleweed Communications Corporation. Dr. Rieman previously served on the Arbinet board of directors. Dr. Rieman holds a B.A. from Sarah Lawrence College and received her Ph.D. in mathematics from Columbia University.

Class III Directors (term expires 2009):

Richard LaBarbera, 59, has served as a director and as our president and chief executive officer since February 2007. Mr. LaBarbera joined the Company as our chief operating officer in February 2006. Prior to joining the Company, from July 2004 to February 2006 Mr. LaBarbera served as chief operations and services officer at Echopass Corporation, an integrated customer relationship management (“CRM”) software company. At Echopass, Mr. LaBarbera’s responsibilities included client renewals, customer service, professional services, support, custom application development, IT operations and provisioning. From November 2000 to August 2002, Mr. LaBarbera served as president of Niku Corporation, an enterprise software company now part of Computer Associates, that addresses client needs for CRM, portfolio management, resource and project management, and IT management and governance. While at Niku, Mr. LaBarbera was responsible for all operational components of the business, including development, marketing, sales, telesales, professional services and support. From October 1997 to November 2000, Mr. LaBarbera served as senior vice president and general manager of Sybase Inc.’s (NYSE: SY) enterprise solutions division, which was responsible for approximately $800 million of Sybase revenue. In this role, Mr. LaBarbera had direct responsibility for product development, product marketing, worldwide sales, support, education and global professional services functions. In addition, LaBarbera has served in executive roles at Siemens Nixdorf/Pyramid, Octel Communications, Amdahl, Storage Technology Corporation and IBM. Mr. LaBarbera has also served as an advisor and executive consultant to numerous technology companies including Xinify, Value Stream Group and Front Range Solutions. Mr. LaBarbera holds an M.B.A. from Georgia State University.

Harry E. Gruber, M.D., 55, co-founded Kintera and has served as a director since 2000. Dr. Gruber served as our president, chief executive officer and Chairman of the board of directors until February 2007. Prior to founding Kintera, Dr. Gruber co-founded INTERVU Inc., a publicly held Internet video and audio delivery company, where he served as the chief executive officer from 1995 to 2000, and which was acquired by Akamai Technologies, Inc. in 2000. In 1986, Dr. Gruber founded Gensia Pharmaceuticals, Inc. (subsequently known as SICOR Inc. which was acquired by Teva Pharmaceutical Industries Ltd.) and served as the vice president, research of the publicly held biotechnology firm from its inception until 1995. Dr. Gruber was also the founder of two additional public companies: Aramed, Inc., a central nervous system drug discovery company, and Viagene, Inc., a gene therapy company, which was acquired by Chiron Corporation. After completing his training in Internal Medicine, Rheumatology and Biochemical Genetics, Dr. Gruber served on the faculty at the University of California, San Diego from 1977 until 1986. Dr. Gruber previously served as a member of the Board of Overseers of the School of Arts and Sciences of the University of Pennsylvania and as a member of the University of Pennsylvania Medical School Medical Alumni Leadership Council. He also previously served on the UCSD Foundation Board of Directors, where he headed the development committee. He is the author of over 100 original scientific articles and an inventor of 34 issued and numerous pending patents. Dr. Gruber holds a B.A. and an M.D. from the University of Pennsylvania.

Hector Garcia-Molina, Ph.D., 53, joined Kintera as a member of our Technical Advisory Board and has served as a director since September 2003. Dr. Garcia-Molina has been the Leonard Bosack and Sandra Lerner

Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the director of the Computer Systems Laboratory at Stanford University. Dr. Garcia-Molina also serves on the board of directors of Oracle Corporation. Dr. Garcia-Molina holds a B.S. in Electrical Engineering from the Instituto Tecnologico de Monterrey, Mexico, and received his M.S. in Electrical Engineering and Ph.D. in Computer Science from Stanford University.

Executive Officers

Richard LaBarbera, 59, has served as a director and as our president and chief executive officer since February 2007. Mr. LaBarbera joined Kintera as our chief operating officer in February 2006. For additional information regarding Mr. LaBarbera, see above under “Class III Directors (term expires 2009).”

Richard Davidson, 44, has served as our chief financial officer since 2005. Prior to joining Kintera, Mr. Davidson was chief financial officer of inCode Telecom Group, Inc., a provider of professional and engineering services for the wireless industry from 2001 to 2005. Prior to joining inCode, he was chief financial officer of IBM’s $2.5 billion Consumer Division. Prior to that appointment, Mr. Davidson’s IBM career included director, brand finance for the $15 billion IBM Personal Systems Group, where he was responsible for financial management, development, pricing, channel strategy and supply planning for IBM products. Mr. Davidson holds a B.A. in Economics from the University of California, Los Angeles and an M.B.A. in Finance from Carnegie Mellon University, Pennsylvania.

Scott Crowder, 44, has served as our chief technology officer since April 2007. Prior to joining Kintera, Mr. Crowder was chief operating officer of Entriq Corporation’s Application Service Provider business unit from September 2003 to April 2007. In this role, Mr. Crowder had direct responsibility for Entriq’s engineering, IT and network operations, product management, professional services, project management, and customer service functions. Prior to that Mr. Crowder worked for Inktomi Corporation, an internet software company focused on delivering scalable search and caching applications to major internet service providers, where he served as vice president of product operations from September 2000 to August 2002. Prior to Inktomi, Mr. Crowder served as senior vice president of technology services for Akamai/Intervu, from June 1998 to June 2000; his responsibilities included engineering, network operations, professional services, product management, and customer support. From May 1985 to June 1998, Mr. Crowder served as director of advanced product support of Sprint Corporation, a telecommunications company. Mr. Crowder was responsible for worldwide end-to-end product support for Sprint customers using switched digital services, ISDN, video conferencing and advanced application products. Prior to Sprint Corporation, Mr. Crowder served in the United States Air Force from February 1981 to May of 1985. Mr. Crowder led a team focused on providing telecommunications services for the 5th Combat Communications Group.

Alexander A. Fitzpatrick, 40, has served as our general counsel since 2004 and as our senior vice president and general counsel since 2005. Mr. Fitzpatrick was appointed as our secretary in May 2007. Prior to joining Kintera, Mr. Fitzpatrick worked with the strategic transactions division of Vivendi Universal Net USA Group, Inc., the U.S. group of software and internet companies owned by Vivendi Universal S.A., a French entertainment and telecommunications conglomerate, with primary responsibility for mergers and acquisitions. Prior to that position, Mr. Fitzpatrick was a member of the business and corporate departments of the law firms Latham & Watkins LLP and Cooley Godward LLP in San Diego and Rogers & Wells LLP in London, England. Mr. Fitzpatrick received his B.S. in Mathematics from Georgetown University and his J.D. from the University of California, Berkeley Boalt Hall School of Law.

Board Committees and Meetings

During the fiscal year ended December 31, 2006 the board of directors held seven meetings. The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee.

The members of our audit committee are Alfred R. Berkeley III, Philip Heasley and Robert J. Korzeniewski, C.P.A. Mr. Korzeniewski is an “audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The audit committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditors, and met eleven times during the fiscal year ended December 31, 2006. All members of the audit committee are independent as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards. The audit committee acts pursuant to a written charter.

The members of our compensation committee are Hector Garcia-Molina, Ph.D., Robert J. Korzeniewski, C.P.A. and Deborah D. Rieman, Ph.D. The compensation committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers, including the chief executive officer, and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The compensation committee may delegate to the chief executive officer the authority to grant options to employees other than executive and senior officers, provided that such grants are within limits set by the board. Additional information on the compensation committee’s process and procedures for executive compensation are addressed in the Compensation Discussion and Analysis below. The compensation committee met seven times during the fiscal year ended December 31, 2006. All members of the compensation committee are independent as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards. The compensation committee acts pursuant to a written charter.

The members of our nominating committee are Alfred R. Berkeley III, Hector Garcia-Molina, Ph.D., and Deborah D. Rieman, Ph.D. When appropriate, the nominating committee identifies prospective candidates to serve on the board of directors, recommends nominees for election to the board of directors, develops and recommends board member selection criteria and considers committee member qualification. The nominating committee met one time during the fiscal year ended December 31, 2006. All members of the nominating committee are independent as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards. The nominating committee acts pursuant to a written charter.

Our audit, compensation and nominating committee charters are available at our website at www.kintera.com. Once on our home page, click on “About Us,” then “Investor Relations,” then “Corporate Governance.” Links to our charters are provided on this web page.

During the fiscal year ended December 31, 2006, each member of the board of directors attended 75% or more of the aggregate number of the meetings of the board of directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Director Nominations

The nominating committee evaluated and recommended the Class I director-nominees for the election of directors at the Annual Meeting.

In fulfilling its responsibilities, the nominating committee may consider the following factors:

•	the appropriate size of the board of directors and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the software industry, the nonprofit sector, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board of directors;

•	experience with accounting rules and practices;

•	applicable regulatory and securities exchange/association requirements;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The nominating committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating committee also may consider candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. The nominating committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The nominating committee does, however, recognize that under applicable regulatory requirements at least one member of the board of directors must, and believes that it is preferable that more than one member of the board of directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the board of directors must meet the definition of an “independent director” under the applicable NASDAQ listing standards or the listing standards of any other applicable self regulatory organization. The nominating committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board of directors.

The nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the nominating committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the nominating committee and board of directors will be polled for suggestions as to individuals meeting the criteria of the nominating committee. Research may also be performed to identify qualified individuals. If the nominating committee believes that the board of directors requires additional candidates for nomination, the nominating committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The nominating committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of stockholders for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Company’s chief financial officer in writing at 9605 Scranton Road, Suite 200, San Diego, California 92121, and must contain the following information:

•

a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•

a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three (3) references.

The nominating committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the nominating committee.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee in the fiscal year 2006 were Dr. Garcia-Molina, Mr. Korzeniewski and Dr. Rieman. None of these members is or has ever been one of our officers or employees. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Communications with Directors

The board of directors has adopted a Stockholders Communications with Directors Policy. The Stockholders Communications with Directors Policy is available at the Company’s website at www.kintera.com. Once on our home page, click on “About Us,” then click on “Investor Relations,” then click on “Corporate Governance” and then click on “Stockholder Communications with Directors Policy.” The policy is on this web page.

Director Attendance at Annual Meetings

The board of directors has adopted a Board Member Attendance at Annual Meetings Policy. This policy may be found at www.kintera.com. Once on our home page, click on “About Us,” then click on “Investor Relations,” then click on “Corporate Governance” and then click on “Board Member Attendance at Annual Meetings Policy.” The policy is on this web page.

Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics is available at our website at www.kintera.com. Once on our home page, click on “About Us,” then “Investor Relations,” “Corporate Governance” and “Code of Ethics for Employees and Directors.” The policy is on this web page.

Board Member Independence

As required by NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the listed company’s board of directors. Consistent with these considerations, our board of directors has determined that, except for Dr. Gruber, Mr. Berman and Mr. LaBarbera, all of the members of the board of directors are “independent” as independence is defined in the applicable NASDAQ listing standards. Dr. Gruber and Mr. Berman are former executive officers of the Company, and Mr. LaBarbera is our chief executive officer and president.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

As part of its duties, the audit committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2006 by Ernst & Young LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2006 by Ernst & Young LLP:

	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$998,136	$818,072
Audit-Related Fees(2)	23,093	99,035
Tax Fees	—	—
All Other Fees	24,243	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, audit of internal controls over financial reporting and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to due diligence in connection with acquisitions, audits of acquired companies, and consultations not meeting the definition of audit fees.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chairperson of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full audit committee at its next meeting. This authority may be delegated to any other member of the audit committee as well.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Broker non-votes are not expected to result from the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our named executive officers during the last completed fiscal year.

Compensation Program Objectives and Philosophy

The compensation committee of our board of directors currently oversees the design and administration of our executive compensation program. Our compensation committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•	reward individual performance; and

•	reinforce business strategies and objectives for enhanced stockholder value.

To achieve these goals, our compensation committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as financial and operational performance, as measured by metrics such as revenue, gross margins and net income. Our compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at other companies of similar size and stage of growth, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salary, annual cash bonus awards, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

Our compensation committee has historically performed at least annually a strategic review of our executive officers’ compensation to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other similarly situated companies. Our compensation committee’s most recent review occurred in April 2007 when our compensation committee retained a compensation consulting firm to assist it in evaluating our compensation practices.

Our compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our chief executive officer and our chief financial officer. For compensation decisions relating to executive officers other than our chief executive officer, our compensation committee typically considers recommendations from our chief executive officer. When determining compensation for our chief executive officer, our compensation committee takes into account, but does not rely upon, the recommendation of our chief executive officer. Compensation for the chief executive officer has been determined by discussion among and action by the members of the compensation committee acting in consultation with the other independent members of our board.

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe our 2003 Equity Incentive Plan is structured to qualify stock options, restricted share and stock unit awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.

Benchmarking of Compensation

The compensation committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies. As a result, the compensation committee reviews third-party surveys and other information collected from public sources for executive officers at peer companies. The compensation committee also receives the recommendation of our chief executive officer on compensation for other executive officers. Historically, the compensation committee has relied only to a limited extent upon third party consultants to advise the compensation committee on compensation matters. In early 2006, the compensation committee engaged a compensation consultant to perform a limited analysis in support of the data regarding executive compensation prepared by our internal staff. The internal data compared certain aspects of our compensation program against those of 25 companies with revenue levels ranging from $40 million to $99 million in the software/services industries. In early 2007, however, the compensation committee commissioned a study conducted by an outside consulting firm that specializes in executive compensation. This study reviewed the cash and equity compensation practices of 23 companies with revenue levels ranging from $33 million to $98 million. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

Base Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases, if any, are based on our performance and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The base salary of our chief executive officer is reviewed and recommended by our compensation committee acting in consultation with the other independent members of our board.

For 2006, our compensation committee determined that, in light of our continued losses, it was not appropriate to increase the annual base salary of any of the named executive officers above 2005 levels. In January 2006, the compensation committee approved the compensation package offered to Richard LaBarbera, who was appointed Chief Operating Officer effective as of February 13, 2006. His compensation package included a base salary of $300,000.

In April 2007, in connection with the promotion of Richard LaBarbera to chief executive officer, the compensation committee increased Mr. LaBarbera’s base annual salary by 10% to $330,000. In awarding this increase, the committee considered Mr. LaBarbera’s increased responsibilities as a result of his promotion, the base salaries paid by our peer companies to similarly situated executives and the report of our outside compensation consultant. The compensation committee believes that this increase in salary was necessary to continue to retain the services of Mr. LaBarbera in a competitive market.

In April 2007, in connection with its review of the compensation of our executive officers, the compensation committee increased Mr. Davidson’s base salary by 25% to $250,000. In awarding this increase, the committee considered the base salaries paid by our peer companies to similarly situation executives and the report of our outside compensation consultant. The compensation committee believes that this increase in salary was necessary to continue to retain the services of Mr. Davidson in a competitive market.

Annual Cash Bonus Awards

In early 2006, our compensation committee met and determined that as part of our compensation program and in order to maintain appropriate financial incentives, our executive officers should be eligible for cash bonus compensation based upon the achievement of certain performance objectives during the fiscal year. In January 2006, the compensation committee approved the compensation package offered to Richard LaBarbera, who was appointed Chief Operating Officer effective as of February 13, 2006. His compensation package included a potential bonus of up to 50% of his base salary for 2006, dependent upon satisfying performance criteria to be established by our chief executive officer and approved by the compensation committee. At each of its meetings in 2006 the compensation committee discussed the appropriate performance objectives to be considered in evaluating potential cash bonus awards for our executive officers, with a significant emphasis on financial performance objectives. In early 2007, consistent with our historical practices, the compensation committee received the recommendation of our chief executive officer regarding cash bonuses for our executive officers for our 2006 fiscal year. After consideration of our financial performance in 2006, the compensation committee determined that we would not pay any cash bonuses to executive officers for 2006 performance.

Over the course of several meetings held between January and April 2007, some of which included other independent members of our board, our compensation committee evaluated our cash bonus compensation practices in light of the objectives of our compensation program. The compensation committee also considered the impact of the turnover in executive management and the reallocation of responsibility to Mr. LaBarbera based upon his promotion and to Mr. Davidson. Based on this evaluation, our compensation committee determined that it was appropriate for our executive officers to be eligible for cash compensation pursuant to an annual cash bonus plan. In April 2007, in connection with the promotion of Richard LaBarbera to chief executive officer, the compensation committee increased Mr. LaBarbera’s target bonus amount to a maximum of 70% base annual salary and Mr. Davidson’s target bonus amount to a maximum of 50% base annual salary base. Payments under the bonus plan will be based on our financial performance as compared to the financial plan approved by our board. We believe that the performance objectives are moderately difficult to achieve and that performance at a high level while devoting full time and attention to their responsibilities will be required for our executive officers to earn their respective cash bonuses.

Equity Compensation

We believe that equity ownership by our executive officers provides important incentives to build stockholder value and align the interests of executive officers with those of our stockholders. The compensation committee develops its equity award determinations based on its judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. This judgment is based in part on information provided by reviewing the equity compensation practices of companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.

We grant equity compensation to our executive officers and other employees under our 2003 Equity Incentive Plan. Our current executive officers are also eligible to participate in our 2003 Employee Stock Purchase Plan. Our stock options have a 10-year contractual term. In general, the option grants are also subject to post-termination and change in control provisions. Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123R.

In early 2006, after reviewing benchmark data discussed above, the compensation committee approved option grants of 100,000 shares to our former chief executive officer and 50,000 shares each to our former executive vice president, chief product officer, and our former executive vice president, corporate development. In addition, in January 2006, the compensation committee approved the compensation package offered to Richard LaBarbera, who was appointed Chief Operating Officer effective as of February 13, 2006. His compensation package included an option grant of 325,000 shares.

Over the course of several meetings held between January and April 2007, some of which included other independent members of our board, our compensation committee evaluated our equity incentive practices in light of the objectives of our compensation program. The compensation committee also considered the input of our outside compensation consultant and the impact of the turnover in executive management and the reallocation of responsibility to Mr. LaBarbera based upon his promotion and to Mr. Davidson. Based on this evaluation, our compensation committee determined that it was appropriate to make additional grants of options to these executive officers. In April 2007, in connection with the promotion of Richard LaBarbera to chief executive officer, the compensation committee granted Mr. LaBarbera options to purchase 500,000 shares of our common stock. Options to purchase 250,000 shares vest over a four year period. Vesting of the remaining 250,000 shares is contingent upon meeting certain financial performance targets: options to purchase 125,000 shares of which vest contingent upon the achievement of board-approved financial performance targets for the 2007 fiscal year and the remaining 125,000 shares vest contingent upon the achievement of board-approved financial performance targets for the 2008 fiscal year. In addition, Richard Davidson was granted an option to purchase 100,000 shares of common stock. Options to purchase 50,000 shares vest over four years. Vesting of the remaining 50,000 shares is contingent upon meeting certain financial performance targets: options to purchase 25,000 shares of which vest contingent upon the achievement of board-approved financial performance targets for the 2007 fiscal year and the remaining 25,000 shares vest contingent upon the achievement of board-approved financial performance targets for the 2008 fiscal year.

Executive Benefits and Perquisites

Pursuant to the terms of our offer letter to Mr. LaBarbera dated January 23, 2006, and in connection with his employment as our chief operating officer, Mr. LaBarbera is entitled to receive certain relocation reimbursements during his first 12 months of employment with us. These reimbursements were fully refundable to us had Mr. LaBarbera resigned during the 12 month period following his date of hire. Fifty percent of these payments continue to be refundable should Mr. LaBarbera resign during the second 12 month period following his date of hire.

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits

Pursuant to the offer letters issued to Mr. LaBarbera and to Mr. Davidson in connection with their hiring, we provide these officers the opportunity to receive additional compensation and benefits in the event of severance or change in control. Our severance and change in control provisions are summarized below in “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.” Our analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe our arrangements with our executive officers are reasonable.

Report of the Compensation Committee

The compensation committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K/A for the year ended December 31, 2006.

COMPENSATION COMMITTEE

Hector Garcia-Molina

Robert J. Korzeniewski

Deborah D. Rieman

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers whose total annual salary and bonus during the fiscal year ended December 31, 2006 exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Richard LaBarbera	2006	264,808	—	291,682	29,566	(5)	586,056
President, Chief Executive Officer and Director(2)

Richard R. Davidson	2006	200,769	—	239,212	—		439,981
Chief Financial Officer

Harry E. Gruber, M.D.	2006	150,576	—	310,540	—		461,116
Former President, Chief Executive Officer and Chairman of the Board of Directors. Current Director(3)

Dennis N. Berman	2006	165,634	—	296,508	—		462,142
Former Executive Vice President, Corporate Development. Current Vice Chairman of the Board of Directors(4)

Allen B. Gruber	2006	144,326	—	276,059	—		420,385
Former Executive Vice President, Chief Product Officer and Director(5)

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2006 for the fair value of stock options granted in prior fiscal years, in accordance with SFAS 123R. Assumptions used in the calculation of this amount are set forth in Note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Mr. LaBarbera’s began his employment with us on February 13, 2006 as our chief operating officer, at an annual salary of $300,000. Mr. LaBarbera was appointed to the office of president on February 8, 2007 and chief executive officer on February 28, 2007. He was also elected to our board of directors on February 28, 2007.

(3)	As of February 8, 2007, Dr. Gruber resigned as president and Mr. Berkeley replaced Dr. H. Gruber as chairman of the board of directors. As of February 28, 2007 Dr. Gruber resigned as our chief executive officer. Dr. Gruber continues to serve on our board of directors.

(4)	On March 15, 2007 Mr. Berman ceased to serve as our executive vice president, corporate development. On February 8, 2007, Mr. Berman’s position as vice chairman of the board of directors was eliminated. Mr. Berman continues to serve on our board or directors.

(5)	Mr. A. Gruber resigned as a member of our board of directors and as an executive officer on February 8, 2007. Dr. Gruber and Mr. A. Gruber are brothers.

(6)	Mr. LaBarbera received approximately $14,907 in executive relocation benefits and $14,658 in the form of a housing allowance.

Grants of Plan-Based Awards in 2006

The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2006.

In the fiscal year ended December 31, 2006, we granted options to purchase up to an aggregate of 2,484,164 shares of our common stock to employees, directors and consultants. All options have a term of ten years. The percentage of total options granted is based upon an aggregate of 2,484,164 options granted during 2006.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard LaBarbera	2/13/2006	1/18/2006	—	—	—	—	325,000	—	2.56	568,167
	N/A	N/A	—	132,404	132,404	—	—	—	—	—
Richard R. Davidson	N/A	N/A	—	100,000	100,000	—	—	—	—	—
Harry E. Gruber, M.D.	3/9/2006	—	—	—	—	—	100,000	—	2.13	145,483
Dennis N. Berman	3/9/2006	—	—	—	—	—	50,000	—	2.13	72,742
Allen B. Gruber	3/9/2006	—	—	—	—	—	50,000	—	2.13	72,742

Outstanding Equity Awards at December 31, 2006

The following table sets forth for the number of securities underlying outstanding option awards under our equity compensation plans for each named executive officer as of December 31, 2006. There are no outstanding shares of restricted stock held by our named executive officers as of December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Richard LaBarbera	0	325,000	(1)	2.56	2/13/2016
Richard R. Davidson	82,025	117,975	(2)	3.24	5/11/2015
	29,447	70,553	(2)	2.57	10/27/2015
Harry E. Gruber, M.D.	121,167	78,833	(2)	7.70	7/28/2014
	0	100,000	(1)	2.13	3/9/2016
Dennis N. Berman	121,167	78,833	(2)	7.70	7/28/2014
	0	50,000	(1)	2.13	3/9/2016
Allen B. Gruber	121,167	78,833	(2)	7.70	7/28/2014
	0	50,000	(1)	2.13	3/9/2016

(1)	The shares underlying this option vest over a four-year period; 25% of the options underlying the grant become exercisable on the first anniversary of the date of grant and the remaining 75% of shares with respect to such grant vest monthly over the remaining three years.

(2)	The shares underlying this option vest over a four-year period; 25% of the options underlying the grant become exercisable on the first anniversary of the date of grant and the remaining 75% of shares with respect to such grant vest daily over the remaining three years.

Option Exercises and Stock Vested

There were no exercises of stock options by any of our named executive officers during 2006. None of our named executive officers have been granted any shares of restricted stock.

Employment Agreements

Offer Letter to Richard LaBarbera

Pursuant to our offer letter to Mr. LaBarbera dated January 23, 2006, Mr. LaBarbera is entitled to receive an initial annual salary of $300,000 and is eligible for an annual performance bonus of up to 50% of his base salary, based on financial and other performance criteria. In addition, Mr. LaBarbera is entitled to receive certain relocation reimbursements during his first 12 months of employment with us. These reimbursements were fully refundable to us had Mr. LaBarbera resigned during the 12 month period following his date of hire. Fifty percent of these payments continue to be refundable should Mr. LaBarbera resign during the second 12 month period following his date of hire.

Compensation for Mr. LaBarbera is subject to normal periodic review by our compensation committee. Mr. LaBarbera’s current base salary, as approved by our board of directors, is $330,000, and he is currently eligible to receive an annual bonus of up to 70% of his annual base salary. Mr. LaBarbera is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan.

Mr. LaBarbera’s offer letter also provided that he be granted an option to purchase 325,000 shares of common stock under our 2003 Equity Incentive Plan. This option was granted on February 13, 2006, his initial date of employment, with an exercise price of $2.56 per share. The option vests over a four year period.

Mr. LaBarbera’s employment may be terminated at any time, with or without cause, by Mr. LaBarbera or us. In the event of termination without cause, Mr. LaBarbera is entitled to receive severance payments equal to 50% of his then current base salary plus health and dental premiums through COBRA for a period of up to six months.

Offer Letter to Richard Davidson

Pursuant to our offer letter to Mr. Davidson dated May 7, 2005, Mr. Davidson is entitled to receive an initial annual salary of $200,000 and is eligible for an annual performance bonus of up to 50% of his base salary, based on financial and other performance criteria. Compensation for Mr. Davidson is subject to normal periodic review by our compensation committee. Mr. Davidson’s current base salary, as approved by our board of directors, is $250,000, and he is currently eligible to receive an annual bonus of up to 50% of his annual base salary. Mr. Davidson is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan.

In addition, pursuant to the terms of the offer letter, Mr. Davidson received options to purchase 200,000 shares of our common stock under our 2003 Equity Incentive Plan. This option was granted on May 11, 2005, with an exercise price of $3.24 per share. Under the terms of the offer letter, options to purchase 50% of the unvested shares underlying the stock option granted to him in connection with our offer of employment (options to purchase 58,988 shares of common stock as of December 31, 2006) will vest upon the consummation of a change of control (as that term is defined in our 2003 Equity Incentive Plan).

Mr. Davidson’s employment may be terminated at any time, with or without cause, by Mr. Davidson or us.

Potential Payments upon Termination or Change in Control

Pursuant to our offer letter to Mr. LaBarbera dated January 23, 2006, in the event of his termination without cause (as that term is defined in the stock option agreement to our 2003 Equity Incentive Plan), Mr. LaBarbera is entitled to receive severance payments equal to 50% of his then current base salary plus health and dental premiums through COBRA for a period of up to six months. As of December 31, 2006, Mr. LaBarbera’s base salary was $300,000.

Pursuant to our offer letter to Mr. Davidson dated May 7, 2005, 50% of the unvested shares underlying the stock option granted to him in connection with our offer of employment (options to purchase 58,988 shares of common stock as of December 31, 2006) will vest upon the consummation of a change of control (as that term is defined in our 2003 Equity Incentive Plan).

The amount of severance and other benefits for each named executive officer in the event a change in control had occurred at December 31, 2006 is set forth below. The values related to vesting of stock options are based upon the fair market value of our common stock on the NASDAQ Global Market on December 29, 2006, the last trading day of our fiscal year.

Name	Aggregate Severance Payments	Continuation of Healthcare Benefits	Accelerated Vesting of Stock Options without a Qualifying Termination	Accelerated Vesting of Stock Options with a Qualifying Termination
Richard LaBarbera	$150,000	$6,608	—	—
Richard R. Davidson	—	—	$70,397	$70,397
Harry E. Gruber, M.D.	—	—	—	—
Dennis N. Berman	—	—	—	—
Allen B. Gruber	—	—	—	—

The amount of severance and other benefits for each named executive officer in the event the executive officer had been terminated without cause as of December 31, 2006 is set forth below.

Name	Aggregate Severance Payments	Continuation of Healthcare Benefits
Richard LaBarbera	$150,000	$6,608
Richard R. Davidson	—	—
Harry E. Gruber, M.D.	—	—
Dennis N. Berman	—	—
Allen B. Gruber	—	—

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2006 that were either approved or not approved by our stockholders was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by our stockholders(1)	5,999,572	$3.20	3,625,112	(2)
Equity compensation plans not approved by our stockholders(3)	45,726	$4.36	454,274

(1)	Includes our 2000 Stock Option Plan, 2003 Equity Incentive Plan and our 2003 Employee Stock Purchase Plan. However, no future grants may be made under our 2000 Stock Option Plan.

(2)	Includes 1,366,843 shares reserved for issuance under our 2003 Employee Stock Purchase Plan.

(3)	Includes our 2004 Equity Incentive Plan (Fundware).

Under the 2004 Equity Incentive Plan (Fundware) (the “Fundware Plan”), which was approved by our board of directors, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively, “Awards”) may be issued. Awards may be granted under the Fundware Plan only to employees of the Company (i) who have not previously been an employee or director of the Company, or (ii) following a bona fide period of non-employment or non-service to the Company. Further, Awards under the Fundware Plan are granted as a material inducement to the employee’s entering into service with the Company. The board of directors, or a committee designated by the board of directors, administers the Fundware Plan. The administrator has the sole discretion to interpret any provision of the Fundware Plan, and to determine the terms and conditions of Awards granted under the Fundware Plan. The Fundware Plan shall continue in effect for a term of ten (10) years after it was adopted unless sooner terminated.

DIRECTOR COMPENSATION

Summary of Director Compensation

For our fiscal year ended December 31, 2006 and through May 2, 2007, each of our non-employee directors earned a stipend of $1,000 per month of service. On May 3, 2007, and in connection with a report on director compensation by an independent consultant, our compensation committee proposed changes in our director compensation program that were adopted by our full board of directors that day. Commencing on May 3, 2007, our directors will be compensated on an annual basis as follows:

•	Each of our non-employee directors will receive a base fee of $25,000.

•	The chairman of our board of directors, who is a non-employee director, will receive an additional fee of $10,000.

•	The chairman of our audit committee will receive an additional fee of $6,000, and the other members of our audit committee will receive $3,000.

•	The chairman of our compensation committee will receive an additional fee of $4,000.

•	The chairman of our nominating committee will receive an additional fee of $3,000.

Directors are reimbursed for reasonable expenses incurred with attending board of director and committee meetings.

Also on May 3, 2007, our board of directors approved a program whereby non-executive directors can choose to receive restricted stock in lieu of cash compensation. The compensation committee adopted this plan in order to conserve cash that would otherwise be paid to such non-employee directors. Directors choosing to receive restricted stock instead of cash compensation will receive such grants once per calendar year under the 2003 Equity Incentive Plan. Vesting of the restricted stock will occur monthly on a pro rata basis, with 1/12 of the grant vesting on the first of each month of continued service as a non-employee director. Unvested restricted stock is subject to forfeiture in the event that the recipient terminates his or her service to the board. Beginning in 2008, such annual stock grants will be valued on the first trading day of each calendar year. Each non-employee director was also given the opportunity to elect to receive earned but unpaid director fees for periods prior to May 3, 2007 in the form of fully vested shares of restricted stock to be issued under the 2003 Equity Incentive Plan.

Upon election to our board of directors, each of our non-employee directors is granted an initial option to purchase up to 50,000 shares of our common stock at the then fair market value pursuant to the terms of our 2003 Equity Incentive Plan. In addition, each non-employee director is automatically granted an option to purchase up to 25,000 shares of our common stock if he or she remains on the board of directors on the date of each annual meeting of stockholders (unless he or she joined our board of directors within six months of such meeting). Twenty-five percent (25%) of such grants vest one year after their date of grant, and the remaining 75% are to vest in equal daily installments over a period of three years thereafter. Such vesting is conditioned on continued status as one of our directors. The options and unvested shares of restricted stock granted in accordance with the preceding paragraph will become fully vested immediately prior to a change in control of the Company. Our directors are also eligible for discretionary option grants under the terms of our 2003 Equity Incentive Plan. Other than as described above, our board of directors made no changes to our equity compensation grant practices for directors for the fiscal year ending December 31, 2007.

Director Compensation Table

The following table summarizes compensation that our directors (other than directors who are named executive officers) earned during 2006 for services as members of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Alfred R. Berkeley (2)	12,000	176,184	188,184
Hector Garcia-Molina (3)	12,000	176,184	188,184
Philip Heasley (4)	12,000	176,184	188,184
Robert Korzeniewski (5)	12,000	176,184	188,184
Deborah Rieman (6)	12,000	176,184	188,184

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123R with respect to 2006. The assumptions we used with respect to the valuation of option grants are set forth in Note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Mr. Berkeley had options to purchase 125,000 shares of common stock outstanding as of December 31, 2006.

(3)	Dr. Garcia-Molina had options to purchase 135,000 shares of common stock outstanding as of December 31, 2006.

(4)	Mr. Heasley had options to purchase 125,000 shares of common stock outstanding as of December 31, 2006.

(5)	Mr. Korzeniewski had options to purchase 125,000 shares of common stock outstanding as of December 31, 2006.

(6)	Dr. Rieman had options to purchase 75,000 shares of common stock outstanding as of December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of June 4, 2007, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors and (iv) our named executive officers and directors as a group. The address for all named executive officers and directors is c/o Kintera, Inc., 9605 Scranton Road, Suite 200, San Diego, California 92121.

Except in cases in which community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder.

Name or Group of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% Stockholder:
Magnetar Capital Partners LLC (2) 1603 Orrington Avenue, 13th Floor Evanston, IL 60210	4,161,400	10.4%

Coghill Capital Management, LLC (3) One N. Wacker Dr., #4350 Chicago, IL 60606	3,979,407	9.9%

Diker Management, LLC (4) 745 Fifth Avenue, Suite 1409 New York, NY 10151	3,715,546	9.3%

Financial & Investment Management Group, Ltd. (5) 111 Cass Street Traverse City, MI 49684	3,687,597	9.2%

Steven R. Becker/BC Advisors, LLC (6) 300 Crescent Court, Suite 1111 Dallas, Texas 75201	2,815,143	7.0%

Named Executive Officers:
Harry E. Gruber, M.D. (7)	4,272,080	10.6%
Allen B. Gruber (8)	3,681,317	9.1%
Dennis N. Berman (9)	3,491,869	8.7%
Richard R. Davidson (10)	143,293	*
Richard LaBarbera (11)	107,768	*

Directors:
Hector Garcia-Molina, Ph.D. (12)	88,478	*
Alfred R. Berkeley III (13)	178,478	*
Deborah D. Rieman, Ph.D. (14)	78,478	*
Robert J. Korzeniewski, C.P.A. (15)	80,478	*
Philip Heasley (16)	98,478	*

Executive officers and directors as a Group (10 persons):	12,220,717	29.6%

*	Represents less than 1%

(1)

Applicable percentage ownership is based on 40,152,590 shares of our common stock outstanding as of June 4, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options or warrants currently exercisable, or exercisable within 60 days after June 4, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based solely on information provided on a Schedule 13D filed by Magnetar Capital Partners LLC with the SEC on May 2, 2007. According the Schedule 13D, as of April 25, 2007, each of Magnetar Capital Partners, Supernova Management LLC and Alec N. Litowitz may be deemed to be the beneficial owners of 4,161,400 shares. This amount consists of: 2,847,337 shares held for the account of Magnetar Capital Master Fund and 1,314,063 shares held for the accounts of the Managed Accounts Magnetar Financial LLC has the sole voting and dispositive power over 2,847,337 shares, and Magnetar Capital Partners LLC, Supernova Management LLC and Mr. Litowitz have shared voting and dispositive power over 4,161,400 shares.

(3)	Based solely on information provided on a Schedule 13D filed by Coghill Capital Management LLC with the SEC on February 7, 2007. Pursuant to the Schedule 13D, CCM Master Qualified Fund, Ltd.; Coghill Capital Management, L.L.C. and Clint D. Coghill are deemed to beneficially own and have shared voting and dispositive powers with respect to such shares. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd.

(4)	Based solely on information provided on a Schedule 13G/A filed by Diker Management, L.L.C. with the SEC on February 8, 2007. Pursuant to the Schedule 13G/A, as the sole general partner of the Diker Funds, Diker GP are deemed to beneficially own and have shared voting and dispositive powers with respect to such shares. Diker Management serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations.

(5)	Based solely on information provided on a Schedule 13G filed Financial & Investment Management Group, Ltd. with the SEC on February 7, 2007. According the Schedule 13G, as of January 30, 2007, Financial & Investment Management Group, Ltd. is a registered investment advisor, managing individual client accounts. All shares represented on the Schedule 13G are held in accounts owned by the clients of Financial & Investment Management Group, Ltd. Because of this, Financial & Investment Management Group, Ltd. disclaims beneficial ownership.

(6)	Pursuant to a Schedule 13D filed on May 29, 2007 with the SEC, Steven Becker and affiliates reported voting and dispositive power over 2,815,143 shares of common stock, including currently exercisable warrants to purchase 544,000 shares of the common stock of the Company. Pursuant to the Schedule 13D: Steven R. Becker has sole voting and dispositive power over 2,511,143 shares of common stock, including warrants to purchase 320,000 shares of common stock; BC Advisors, LLC has sole voting and dispositive power over 2,511,143 shares of common stock, including warrants to purchase 320,000 shares of common stock; SRB Management, L.P. has sole voting and dispositive power over 2,511,143 shares of common stock, including warrants to purchase 320,000 shares of common stock; WS Capital, L.L.C. has sole voting and dispositive power over 304,000 shares of common stock, including warrants to purchase 224,000 shares of common stock; WS Capital Management, L.P. has sole voting and dispositive power over 304,000 shares of common stock, including warrants to purchase 224,000 shares of common stock; Reid S. Walker has sole voting and dispositive power over 304,000 shares of common stock, including warrants to purchase 224,000 shares of common stock; and G. Stacy Smith has sole voting and dispositive power over 304,000 shares of common stock, including warrants to purchase 224,000 shares of common stock. According to the Schedule 13D, Mr. Becker is the sole principal of BC Advisors, LLC, which is the general partner of SRB Management, L.P. Mr. Walker and Mr. Smith are principals of WS Capital, L.L.C. Pursuant to a letter agreement, Mr. Becker may collaborate with Mr. Walker and Mr. Smith on investment strategies from time to time.

(7)	Includes 3,713,566 shares held by Harry E. Gruber & Joan D. Cunningham TR DTD 7/12/1988, 385,000 shares held by the Gruber Children 1992 Trust and the option to purchase 173,514 shares of our common stock exercisable within 60 days of June 4, 2007. As of February 28, 2007, Dr. Gruber is no longer an executive officer of the Company. He continues to serve as a director.

(8)	Includes the option to purchase 149,817 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Mr. Gruber. Mr. Gruber resigned as a member of our board of directors and as an executive officer on February 8, 2007.

(9)	Includes 3,333,922 shares held by Mr. Berman, 350,000 shares held by Molino Associates, LLC, 50 shares held by Mr. Berman as Custodian for one of his children under the Uniform Transfer to Minors Act and the option to purchase 157,947 shares of our common stock exercisable within 60 days of June 4, 2007. On March 15, 2007, Mr. Berman ceased to serve as our executive vice president. His term as a director will expire at the Annual Meeting.

(10)	Includes the option to purchase 143,293 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Mr. Davidson.

(11)	Includes the option to purchase 107,768 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Mr. LaBarbera.

(12)	Includes options to purchase 88,478 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Dr. Garcia-Molina.

(13)	Includes options to purchase 78,478 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Mr. Berkeley.

(14)	Includes options to purchase 28,478 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Dr. Rieman.

(15)	Includes options to purchase 78,478 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Mr. Korzeniewski.

(16)	Includes options to purchase 78,478 shares of our common stock exercisable within 60 days of June 4, 2007, held in the name of Mr. Heasley.

OTHER INFORMATION

Related Person Transactions During 2006

Other than as disclosed above, no family member of any executive officer, director or 5% stockholder received compensation of more than $120,000 during the year ended December 31, 2006.

Procedures for Approval of Related Party Transactions

Pursuant to the charter of our audit committee, all transactions between us and any of our directors, executive officers or related parties are subject to review by our audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders in 2006 were complied with.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of the board of directors of the Company is comprised of three independent directors and operates under a written charter adopted by the board of directors. The members of the audit committee are Alfred R. Berkeley III, Philip Heasley and Robert J. Korzeniewski, C.P.A.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The audit committee has reviewed and discussed the audited financial statements with management. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

The audit committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The audit committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting and the overall quality of its financial reporting.

The audit committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Alfred R. Berkeley III

Philip Heasley

Robert J. Korzeniewski, C.P.A.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Alexander A. Fitzpatrick

Senior Vice President,

General Counsel and Secretary

San Diego, California

June 18, 2007

(continued from other side)

BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE, YOU MUST DETACH THIS PORTION OF THE PROXY CARD.

KINTERA, INC.

1.	Election of Directors	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ * EXCEPTIONS

Nominees: 01 Alfred R. Berkeley III, 02 Philip Heasley, 03 Mitchell Tuchman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

* EXCEPTIONS

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007.	☐	☐	☐

3.	Any other matters as may properly come before the meeting or any adjournment or postponement thereof. As to these other matters, the undersigned hereby confers discretionary authority.	FOR ☐	AGAINST ☐	ABSTAIN ☐

If you wish to vote in accordance with the recommendations of management, all you need to do is sign and return this card. The Trustee cannot vote your shares unless you sign and return the card.

Please sign exactly as your name is printed. Each joint tenant should sign. Executors, administrators, trustees and guardians should give full titles when signing. Corporations and partnerships should sign in full the corporate or partnership name by an authorized person. Please mark, sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

Dated: , 2007

Signature

Signature

Please Detach Here

Ú  You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

PROXY

This Proxy is solicited on behalf of the Board of Directors of

Kintera, Inc.

Annual Meeting of Stockholders July 19, 2007

The undersigned hereby appoints Alexander A. Fitzpatrick and Richard Davidson, and each of them, proxyholders, each with full power of substitution to vote all of the shares of stock of Kintera, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Morrison & Foerster LLP at 12531 High Bluf Drive, Suite 100, San Diego, California 92130 on Thursday, July 19, 2007 at 9:00 a.m. (Pacific Time) and at any continuation, postponement or adjournments thereof, with respect to the following matters, which were more fully described in the Proxy Statement dated June 18, 2007, receipt of which is hereby acknowledged by the undersigned.

This proxy wil be voted as directed. Unless otherwise directed, this proxy wil be voted (1) FOR election of the director nominees; (2) FOR the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007; and (3) any other matters that may properly come before the meeting or any adjournment or postponement thereof wil be voted according to management’s best judgment on the particular matter.

This proxy is valid only when signed and dated.

See Reverse Side